Exhibit 2.1








                         COMMON STOCK PURCHASE AGREEMENT




                           Dated as of October 6, 2000




                                 by and between



                              GLOBUS WIRELESS, LTD.


                                       and


                               TORNEAUX FUND LTD.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I Definitions..........................................................1

   Section 1.1    Definitions..................................................1

ARTICLE II Purchase and Sale of Common Stock...................................3

   Section 2.1    Purchase and Sale of Stock...................................3
   Section 2.2    The Shares...................................................3
   Section 2.3    The Warrants.................................................4
   Section 2.4    Closing......................................................4

ARTICLE III Representations and Warranties.....................................5

   Section 3.1    Representations and Warranties of the Company................5
   Section 3.2    Representations, Warranties and Covenants of the
                  Purchaser...................................................11

ARTICLE IV Covenants of the Company...........................................13

   Section 4.1    Securities..................................................13
   Section 4.2    Registration and Listing....................................13
   Section 4.3    Registration Statement......................................14
   Section 4.4    Compliance with Laws........................................14
   Section 4.5    Keeping of Records and Books of Account.....................15
   Section 4.6    Reporting Requirements......................................15
   Section 4.7    Other Agreements............................................15
   Section 4.8    Non-public Information......................................15
   Section 4.9    No Stop Orders..............................................15
   Section 4.10   Amendments to the Registration Statement....................16
   Section 4.11   Prospectus Delivery.........................................16
   Section 4.12   Legends.....................................................17

ARTICLE V Conditions to Closing, Draw Downs and Warrant Exercise..............17

   Section 5.1    Conditions Precedent to the Obligation of the Company
                  to Close this Agreement.....................................17
   Section 5.2    Conditions Precedent to the Obligation of the Purchaser
                  to Close this Agreement.....................................17
   Section 5.3    Conditions Precedent to the Obligation of the Purchaser
                  to Accept a Draw Down or Exercise the Warrants and
                  Purchase the Shares.........................................18

ARTICLE VI Draw Down Terms....................................................20

   Section 6.1    Draw Down Terms.............................................20

ARTICLE VII Legends   22

   Section 7.1    Legend......................................................22
   Section 7.2    No Other Legend or Stock Transfer Restrictions..............23
   Section 7.3    Purchaser's Compliance......................................23

ARTICLE VIII Termination......................................................23

   Section 8.1    Termination by Mutual Consent...............................23
   Section 8.2    Other Termination...........................................23
   Section 8.3    Effect of Termination.......................................23

ARTICLE IX Indemnification....................................................24

   Section 9.1    General Indemnity...........................................24
   Section 9.2    Indemnification Procedures..................................25

ARTICLE X Miscellaneous.......................................................26

   Section 10.1   Fees and Expenses...........................................26
   Section 10.2   Specific Enforcement, Consent to Jurisdiction...............27
   Section 10.3   Entire Agreement; Amendment.................................27
   Section 10.4   Notices.....................................................27
   Section 10.5   Waivers.....................................................28
   Section 10.6   Headings....................................................28
   Section 10.7   Successors and Assigns......................................28
   Section 10.8   Governing Law...............................................29
   Section 10.9   Survival....................................................29
   Section 10.10  Counterparts................................................29
   Section 10.11  Publicity...................................................29
   Section 10.12  Severability................................................29
   Section 10.13  Further Assurances..........................................29
   Section 10.14  Confidentiality.............................................29

                         COMMON STOCK PURCHASE AGREEMENT


     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of October 6, 2000 by and between Globus Wireless, Ltd., a Nevada corporation (the "Company") and Torneaux Fund Ltd., a limited liability company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser").

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser, from time to time as provided herein, and the Purchaser shall purchase, up to $18,000,000 worth of shares of the Company's common stock, par value $.001 per share (the "Common Stock"); and

     WHEREAS, such investments shall be made in reliance upon the provisions of
Section 4(2) and ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock to be made hereunder from time to time.

     The parties hereto agree as follows:

                                    ARTICLE I

          Definitions Section 1.1 Definitions.

          (a) "Alternate Market" shall mean the Nasdaq National Market, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

          (b) "Commission" shall have the meaning assigned to such term in
Section 3.1(f) hereof.

          (c) "Commission Documents" shall have the meaning assigned to such term in Section 3.1(f) hereof.

          (d) "Commission Filings" means the Company's Form 10-KSB and Form 10-KSB/A for the fiscal year ended October 31, 1999, its Form 10-QSBs for the fiscal quarters ended January 31, 2000, April 30, 2000 and July 31, 2000, its Form 8-K dated May 1, 2000, its Definitive Proxy Statement dated July 7, 2000 and all other filings made by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (e) "Draw Down" shall have the meaning assigned to such term in
Section 6.1(a) hereof.

          (f) "Draw Down Amount" means the actual amount of a Draw Down, with a minimum amount of $200,000 and a maximum amount of $1,000,000, unless otherwise increased pursuant to the terms of Section 6.1(a) hereof.

          (g) "Draw Down Discount Percentage" means 91% if the Threshold Price is equal to or greater than $2.00; provided, however, that for every $1.00 increase of the Threshold Price above $2.00 up to $10.00, such draw down discount percentage shall increase by 0.25%, incrementally, until such draw down discount percentage shall equal 93%.

          (h) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 5.3 hereof.

          (i) "Draw Down Notice" shall have the meaning assigned to such term in
Section 6.1(i) hereof.

          (j) "Draw Down Pricing Period" shall mean a period of twenty (20) consecutive trading days on the OTC Bulletin Board or an Alternate Market starting with the first trading day specified in Draw Down Notice (or such other period of consecutive trading days as mutually agreed upon by the Company and the Purchaser).

          (k) "DWAC" shall have the meaning assigned to such term in Section 6.1(j) hereof.

          (l) "Investment Period" shall have the meaning assigned to such term in Section 8.1 hereof.

          (m) "Material Adverse Effect" shall mean any effect on the business, results of operations, prospects, properties, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

          (n) "Material Change in Ownership" shall mean that, as of any particular measurement date, the officers and directors of the Company shall sell in the aggregate more than 15% of their outstanding Common Stock of the Company, owned as of the date of this Agreement.

          (o) "Permitted Transactions" shall have the meaning assigned to such term in Section 4.7 hereof.

          (p) "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act.

          (q) "Registration Statement" shall mean the registration statement on Form S-1 or SB-2, as applicable, to be filed with the Securities and Exchange Commission for the registration for resale of the Shares, as such Registration Statement may be amended from time to time.

          (r) "Settlement Date" shall have the meaning assigned to such term in
Section 6.1(d) hereof.

          (s) "Shares" shall mean the shares of Common Stock of the Company that may be purchased hereunder pursuant to a Draw Down and/or upon exercise of the Warrants (as defined Section 2.3).

          (t) "Threshold Price" is the lowest price which the Company will set in the Draw Down Notice in order to sell Shares during each Draw Down Pricing Period (without taking into account the Draw Down Discount Percentage), which Threshold Price may be set in increments of at least $.01.

          (u) "VWAP" shall mean the daily volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time) of the Company's Common Stock on the OTC Bulletin Board or an Alternate Market as reported by Bloomberg Financial LP using the AQR function.

          (v) "Warrants" shall have the meaning assigned to such term in Section 2.3(a) hereof.

                                   ARTICLE II

                        Purchase and Sale of Common Stock

          Section 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company (i) up to 1,978,022 shares of Common Stock, based on Draw Downs in accordance with Section 6.1, and (ii) the Warrants in accordance with Section 2.3 hereof. In no event shall the amount of Common Stock required to be purchased by the Purchaser be less than $200,000 or exceed $1,000,000 (unless otherwise increased pursuant to the terms of Section 6.1(a) hereof) per Draw Down during any Draw Down Pricing Period.

          Section 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, 1,978,022 shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and the shares of Common Stock issuable pursuant to the exercise of Warrants.

          (a) Section 2.3 The Warrants. At each Settlement Date, the Company shall issue to the Purchaser a warrant (the "Warrant"), to purchase up to 30% of the number of shares of Common Stock purchased for each Settlement Period (such percentage, as may be adjusted below, the "Warrant Coverage"), each Warrant being exercisable for a period of five (5) years commencing on the date of issuance of such Warrant. Each Warrant shall be exercisable at the exercise price of 115% of the price per Share paid by the Purchaser during such Settlement Period. The Warrant Coverage shall be adjusted as follows:

               (1) If the Threshold Price is equal to or less than $3.00, the Warrant Coverage shall be 30%;

               (2) If the Threshold Price exceeds $3.00 but is less than or equal to $5.00, the Warrant Coverage shall be 20%;

               (3) If the Threshold Price exceeds $5.00, the Warrant Coverage shall be 10%;

               (4) If by the date of issuance of a Draw Down Notice the Company has achieved a listing on the Nasdaq National Market or the Nasdaq SmallCap Market, the Warrant Coverage shall be

                    (i) 15% if the Threshold Price is equal to or less than $5.00, or

                    (ii) 5% if the Threshold Price exceeds $5.00.

No Warrant shall be exercisable if the shares of Common Stock issuable upon any exercise of such Warrant, when aggregated with all other shares of Common Stock then owned by the Purchaser, would result in the Purchaser owning more than 9.99% of all of such Common Stock as would be outstanding on such date of exercise, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder.

          Section 2.4 Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The closing of the execution and delivery of this Agreement (the "Closing") shall take place at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 at 5:00 p.m. Eastern Time on (i) October 6, 2000, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

                                  ARTICLE III

                         Representations and Warranties

          Section 3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

          (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Company's most recent Form 10-KSB, including the accompanying financial statements (the "Form 10-KSB"), or in the Company's most recent Form 10-QSB (the "Form 10-QSB"), or on Schedule 3.1(g) attached hereto. The Company and each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified shall not have a Material Adverse Effect.

          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by
Section 3.1(e). This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of October 3, 2000 are set forth on
Schedule 3.1(c) attached hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement or on Schedule 3.1(c) attached hereto, as of October 3, 2000, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement, as of the date hereof, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, as of the date hereof, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

          (d) Issuance of Shares. The sale and issuance of the Shares in accordance with the terms and on the basis of the representations and warranties set forth in this Agreement shall be exempt from the registration requirements of the Securities Act in reliance upon Regulation D or Regulation S promulgated thereunder. The Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

          (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein does not (i) violate any provision of the Company's Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission subsequent to the Closing, and, any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

          (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since October 31, 1999 and prior to the Closing Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Form 10-KSB for the year ended October 31, 1999 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such document, and, as of its date, such Form 10-KSB did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. The Commission Documents or Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the date hereof, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

          (h) No Material Adverse Change. Since September 14, 2000, the Company has not experienced or suffered any Material Adverse Effect, except continued losses from operations.

          (i) No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents or Commission Filings, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since September 14, 2000 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (k) Indebtedness. The Commission Documents or the Commission Filings set forth as of July 31, 2000 all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

          (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances. All leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

          (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or the Commission Filings, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

          (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or the Commission Filings or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (o) Certain Fees. No brokers, finders or financial advisory fees or commissions shall be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

          (p) Disclosure. Neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (q) Operation of Business. The Company or one of the subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents or the Commission Filings and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except to the extent set forth in the Commission Documents or that a Material Adverse Effect could not reasonably be expected to result from such conflict.

          (r) Environmental Compliance. The Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or could violate any Environmental Law after the Closing or that could give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or
(ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (s) Material Agreements. Neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a Commission Filing (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act immediately prior to the effectiveness of this Agreement. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, are not in default under any Material Agreement now in effect.

          (t) Transactions with Affiliates. Except as set forth in the Commission Documents or the Commission Filings, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company, any subsidiary or any of their respective customers (excluding agreements related to the purchase or lease of the Company's products) or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer, employee, consultant, director or person.

          (u) Securities Act of 1933. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Company has not distributed and, prior to the completion of the sale of the Shares to the Purchaser, shall not distribute any offering material in connection with the offer and sale of the Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

          (v) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act. Neither the Company nor any of its affiliates nor any person acting on its behalf has conducted or shall conduct any general solicitation (as that term is defined in Rule 502(c) of Regulation
D) or general advertising with respect to any of the Shares, the Warrants or any of the shares of Common Stock issuable pursuant to exercise of the Warrants.

          (w) Employees. As of the date hereof, neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents or the Commission Filings. Each of the Company and its subsidiaries requires its officers, employees and certain consultants to enter into agreements regarding proprietary information, noncompetition, nonsolicitation, confidentiality, or other similar agreements containing restrictive covenants. As of the date hereof, except as disclosed in Schedule 3.1(w), no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

          (x) Use of Proceeds. The proceeds from the sale of the Shares shall be used by the Company and its subsidiaries for the purposes set forth in the Prospectus under "Use of Proceeds."

          (y) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing shall not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (z) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares shall not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchaser, or any person or entity that owns a beneficial interest in any of the Purchaser, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this
Section 3.1(y), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

          (aa) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

          Section 3.2 Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby makes the following representations, warranties and covenants to the Company:

          (a) Organization and Standing of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

          (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and shall not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose any lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is on or by which any of its respective properties or assets are bound or (iv) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

          (d) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

          (e) Acquisition for Investment. The Purchaser is purchasing the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. The Purchaser has no present intention to sell the Shares, nor a present arrangement (whether or not legally binding) to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

          (f) Sophisticated Investor. The Purchaser is a sophisticated investor (as described in Rule 506(b) (2) (ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Purchaser acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

          (g) General. The Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Shares.

          (h) Ten Percent Limitation. On each Settlement Date, the number of Shares then to be purchased by the Purchaser shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially or deemed beneficially owned by the Purchaser, would result in the Purchaser owning more than 9.9% of all of such Common Stock as would be outstanding on such Settlement Date, as determined in accordance with
Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 3.2(h), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Settlement Date than on the date upon which the Draw Down Notice associated with such Settlement Date is given, the amount of Common Stock outstanding on such Settlement Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 9.9% of the Common Stock following such Settlement Date.

                                   ARTICLE IV

                            Covenants of the Company

     The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees (as defined herein).

          Section 4.1 Securities. The Company shall notify the Commission and the OTC Bulletin Board or an Alternate Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary actions and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and the resale of the Shares by the Purchaser.

          Section 4.2 Registration and Listing. The Company shall take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, shall comply in all respects with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on the OTC Bulletin Board or an Alternate Market, if applicable, and shall comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the OTC Bulletin Board or an Alternate Market.

          Section 4.3 Registration Statement.

          (a) The Company shall cause the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (the "Registration Rights Agreement") to remain in full force and effect and the comply in all respects with terms thereof.

          (b) On or before the 60th day after the Closing Date (the "Filing Date"), the Company shall cause to be filed with the Commission a Registration Statement on Form S-1 (or any other comparable form) to register for resale the Shares (pursuant to a Draw Down or the exercise of any Warrant) to be purchased by the Purchaser pursuant to this Agreement. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act (including filing with the Commission a request for acceleration of effectiveness in accordance with Rule 12dl-2 promulgated under the Exchange Act within five (5) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or not be subject to further review) within 120 days after the Filing Date, but in no event later than 150 days after the Filing Date.

          (c) Before the Purchaser shall be obligated to accept any Draw Down request from the Company, the Company shall have caused the maximum number of shares of Common Stock to be registered to cover the Shares to be issued in connection with such Draw Down request (including any Warrants to be exercised in connection therewith).

          (d) The Company shall file a prospectus supplement to its then current Registration Statement on the first business day immediately following the end of each Settlement Period, and will deliver a prospectus and a prospectus supplement to the Purchaser on the corresponding Settlement Date.

          Section 4.4 Compliance with Laws.

          (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

          (b) At no time will the Purchaser be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of Shares representing more than nineteen and ninety-nine hundredths percent (19.99%) of the issued and outstanding shares of the Company's Common Stock on the date hereof.

          Section 4.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          Section 4.6 Reporting Requirements. Upon written request, the Company shall furnish the following to the Purchaser so long as such Purchaser shall be obligated hereunder to purchase Shares:

          (a) Quarterly Reports filed with the Commission on Form 10-QSB as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company; and

          (b) Annual Reports filed with the Commission on Form 10-KSB as soon as available, and in any event within 90 days after the end of each fiscal year of the Company.

          Section 4.7 Other Agreements. The Company is restricted from entering into any other financing agreement during the Investment Period (an "Other Financing"), the primary purpose of which would be to obtain equity financing for the Company, without the prior written consent of the Purchaser. If the Purchaser consents to the Company entering into an Other Financing (a "Permitted Transaction"), the Purchaser shall have the option (the "Purchase Option"), which option shall be exercised within five (5) calendar days of the date the Purchaser gives such consent, (A) if the Other Financing occurs during a Draw Down Pricing Period, to (i) purchase up to the same number of shares of Common Stock or securities convertible, exercisable or exchangeable into Common Stock ("Financing Securities") issued or to be issued in the Other Financing at the price and on such terms as the Company would issue Shares to the Purchaser during such Draw Down Pricing Period, (ii) purchase up to the same number of shares of Common Stock or Financing Securities issued or to be issued in the Other Financing at the price and on such terms of the Other Financing, or (iii) elect not to purchase any Shares during such Draw Down Pricing Period, or (B) if the Other Financing occurs before the first Draw Down Pricing Period or between Draw Down Pricing Periods, to (i) purchase up to the same number of shares of Common Stock or Financing Securities issued or to be issued in the Other Financing at the price and on such terms of the Other Financing, or (ii) consent but elect not to participate in such Other Financing. If the Purchaser does not exercise its Purchase Option in writing before 5 p.m., eastern time, on such fifth (5th) calendar day following the Purchaser's consent to the applicable Other Financing, the Company shall have the right to close such Other Financing on the scheduled closing date with a third party; provided that all of the financial terms and conditions of such closing are the same as those provided to the Purchaser prior to the Purchaser giving its consent to such Other Financing.

          Section 4.8 Non-Public Information. Neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser.

          Section 4.9 No Stop Orders. The Company shall advise the Purchaser promptly and, if requested by the Purchaser, shall confirm such advice in writing: (i) of its receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of its receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of its becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act or the regulations thereunder to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company shall make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

          Section 4.10 Amendments to the Registration Statement. The Company shall not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Purchaser, a Prospectus is required to be delivered in connection with sales by any Purchaser or dealer, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Purchaser promptly following such filing.

          Section 4.11 Prospectus Delivery. Prior to any Settlement Date, the Company will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus. As soon after the Registration Statement has been declared effective by the Commission and thereafter from time to time for such period as in the opinion of counsel for the Purchaser a prospectus is required by the Securities Act to be delivered in connection with sales by the Purchaser, the Company shall expeditiously deliver to the Purchaser, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Purchaser may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company shall forthwith prepare and, subject to the provisions of Section 4.10 above, file with the Commission an appropriate supplement oramendment thereto, and shall expeditiously furnish to the Purchaser a reasonable number of copies thereof. The Company shall file a prospectus supplement to its current Registration Statement on the first business day immediately following the end of each Settlement Period, and the Company shall deliver to the Purchaser an appropriate Prospectus and prospectus supplement on each Settlement Date.

          Section 4.12 Legends. The certificates evidencing the Shares and the shares of Common Stock issuable upon exercise of the Warrants shall be free of legends, except as provided for in Article VII.

          Section 4.13 No Material Adverse Effect or Material Change in Ownership; Notice. No Material Adverse Effect or Material Change in Ownership shall occur during the Investment Period. The Company shall immediately notify the Purchaser that (i) a Material Adverse Effect or Material Change in Ownership has occurred or (ii) the Company has entered into an Other Financing (as defined in Section 4.7).


                                   ARTICLE V

                      Conditions to Closing and Draw Downs

          Section 5.1 Conditions Precedent to the Obligation of the Company to Close this Agreement. The obligation hereunder of the Company to enter into this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (b) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          Section 5.2 Conditions Precedent to the Obligation of the Purchaser to Close this Agreement. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (b) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (c) Registration Rights Agreement. At or prior to the Closing, the Company shall have executed and delivered the Registration Rights Agreement to the Purchaser.

          (d) Opinion of Counsel, etc. At the Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit A hereto, and such other certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

          Section 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before the date of each Draw Down request (the "Draw Down Exercise Date"), of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date as though made at that time except for representations and warranties that speak as of a particular date.

          (b) Effective Registration Statement. The Registration Statement registering the Shares shall have been declared effective by the Commission prior to the initial Draw Down Exercise Date, and such Registration Statement shall remain effective on each Settlement Date, and shall be amended or supplemented, as required, to disclose the sale of the Shares at least one (1) trading day prior to each Settlement Date.

          (c) No Suspension. Trading in the Company's Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board or an Alternate Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down request), and, at any time prior to such request, trading in securities generally as reported on the OTC Bulletin Board or an Alternate Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by the American Stock Exchange, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares. The Common Stock shall not have been delisted from the OTC Bulletin Board or an Alternate Market.

          (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing. The Company shall have issued transfer agent instructions to its transfer agent, and an original copy of the transfer agent instructions shall have been signed by the transfer agent as acknowledged and agreed.

          (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (g) Material Adverse Effect; Material Change in Ownership. No Material Adverse Effect and no Material Change in Ownership shall have occurred.

          (h) 40,000 Share Requirement. The Purchaser will not be required to accept a Draw Down Notice if the 10-day average trading volume (using the HP function of Bloomberg Financial LP) of the Common Stock of the Company for the 10 consecutive trading days preceding the first trading day of the Draw Down Pricing Period set forth in such Draw Down Notice, does not exceed 40,000 shares per day.

          (i) No Knowledge. The Company shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the 25 trading days following the trading day on which the Draw Down Notice is deemed delivered.)

          (j) Limitation on Obligation to Purchase. At no time will the Purchaser be obligated to purchase any Shares which would result in the issuance under this Agreement of Shares representing more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock on the Closing Date, unless approved by the stockholders of the Company if required by law or stock market or exchange regulation.

          (k) Other. On each Settlement Date, the Purchaser shall have received a certificate in substantially the form and substance of Exhibit B hereto, executed by an executive officer of the Company to the effect that all the conditions to such Settlement Date shall have been satisfied as at the date of each such certificate.

                                   ARTICLE VI

                                 Draw Down Terms

Section 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

          (a) During the Investment Period, the Company, may, in its sole discretion, issue up to twelve (12) Draw Down Notices, each with respect to a draw down (a "Draw Down"), which Draw Down the Purchaser shall be obligated to accept, of a Draw Down Amount equal to $200,000 if the Threshold Price is equal to or greater than $2.00, and an additional $100,000 for every $1.00 increase of the Threshold Price above $2.00. The maximum Threshold Price shall be $10.00 for a maximum Draw Down Amount of up to $1,000,000. The minimum Threshold Price shall be $2.00 (unless otherwise agreed upon by both parties) for a minimum Draw Down Amount of $200,000. Prior to issuing any Draw Down Notice, the Company shall have Shares representing at least the Draw Down Amount registered under the Registration Statement.

          (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each trading day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of (x) 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount divided by (y) (A) the applicable Draw Down Discount Percentage multiplied by (B) the VWAP for such day.

          (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period. Each Draw Down Pricing Period shall consist of two (2) periods of ten
(10) consecutive trading days beginning on the date set forth in the Draw Down Notice as the Draw Down Pricing Period start date (each, a "Settlement Period").

          (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the second business day following the end of each Settlement Period (the "Settlement Date").

          (e) There shall be a minimum of five (5) trading days (or such other number of trading days mutually agreed upon by the Purchaser and the Company) between Draw Downs. (f) There shall be a maximum of twelve (12) Draw Downs during the term of this Agreement.

          (g) Each Draw Down shall expire on the last trading day of each Draw Down Pricing Period.

          (h) For each trading day during the Draw Down Pricing Period that the VWAP is at or above the Threshold Price, 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount shall be allocated to purchase Shares at a price equal to the product of (w) the Draw

Down Discount Percentage multiplied by (x) the VWAP for such day. If the VWAP on a given trading day is less than the Threshold Price, then the amount of the Draw Down for the relevant Draw Down Pricing Period shall be reduced by 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period). At no time shall the Threshold Price be set below $2.00, unless otherwise agreed upon by both parties. If in any trading day, (y) there are no reported trades of the Company's Common Stock, or (z) trading in the Company's Common Stock is suspended for any reason for more than three (3) hours, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day and the Draw Down Amount for the relevant Draw Down Pricing Period will be reduced by 1/20th.

          (i) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first trading day of the Draw Down Pricing Period (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit C. In addition to the Draw Down Amount, the Company shall set the Threshold Price and shall designate the first trading day of the Draw Down Pricing Period with each Draw Down Notice.

          (j) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser during the Draw Down Pricing Period to the Purchaser or its designees via the Purchaser's prime broker account through its Deposit Withdrawal Agent Commission System ("DWAC"), and upon receipt of the Shares, the Purchaser shall cause payment therefor to be made to the Company's designated account by wire transfer of immediately available funds; provided that the Shares are received by the Purchaser no later than 1:00 p.m., eastern time, or next day available funds if the Shares are received thereafter.

          (k) If on the Settlement Date, the Company fails to deliver the Shares to be purchased by the Purchaser, and such failure continues for ten (10) trading days, the Company shall pay, in cash or restricted shares of Common Stock (subject to the Company's compliance with applicable securities laws), at the option of the Purchaser, as liquidated damages and not as a penalty, to the Purchaser an amount equal to two percent (2%) of the Draw Down Amount for the initial thirty (30) days and each additional thirty (30) day period thereafter until such failure has been cured, which shall be pro rated for such periods less than thirty (30) days (the "Periodic Amount"). Cash payments to be made pursuant to this Section 6.1(k) shall be due and payable immediately upon demand in immediately available cash funds. Certificates evidencing the restricted shares of Common Stock shall be delivered immediately upon demand. The parties agree that the Periodic Amount represents a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that may be incurred by the Purchaser if the Company fails to deliver the Shares on the Settlement Date. If the Purchaser elects to receive shares of Common Stock instead of cash, the Purchaser shall have the right to demand registration once within twelve (12) months of the date of issuance of such shares of Common Stock and piggyback registration rights if the Company files a separate registration statement.

          (l) Prior to issuing a Draw Down Notice, the Company shall place in escrow, with an entity designated by the Purchaser (the "Escrow Agent"), such number of shares of Common Stock as shall equal the maximum number of Shares which the Purchaser could purchase during the Draw Down Pricing Period. The shares of Common Stock subject to the escrow shall be released by the Escrow

Agent to the Purchaser only in the event that the Company fails to deliver the Shares on the relevant Settlement Date. The Purchaser's obligation to purchase the Shares to be issued on the Settlement Date shall be contingent upon the fulfillment by the Company of the escrow requirements contained in this Section 6.1(l). The Purchaser may, at its sole discretion, waive the escrow requirements contained in this Section 6.1(l) at any time prior to the relevant Settlement Date.

                                   ARTICLE VII

                                     Legends

          Section 7.1 Legend. Unless otherwise provided below, each certificate representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form (the "Legend"):

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR GLOBUS WIRELESS, LTD. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.


     As soon as practicable after the execution and delivery hereof, the Company shall issue to the transfer agent instructions in substantially the form of Exhibit D hereto. Such instructions shall be irrevocable by the Company from and after the date thereof or from and after the issuance thereof. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent to issue to the Purchaser, at the Purchaser's option, via DWAC or in the form of certificates evidencing the Shares incident to a Draw Down and issued on a Settlement Date, free of the Legend, without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the Transfer Agent by or from the Company or its counsel or the Purchaser; provided, that (a) the Registration Statement shall then be effective, (b) the Purchaser confirms to the transfer agent and the Company that it has or intends to sell such Shares to a third party that is not an affiliate of the Purchaser or the Company and the Purchaser agrees to redeliver the certificate representing such Shares to the transfer agent to add the Legend in the event the Shares are not sold, and (c) if reasonably requested by the transfer agent or the Company, the Purchaser confirms to the transfer agent and the Company that the Purchaser has complied with the prospectus delivery requirement under the Securities Act. At any time after the date the Registration Statement has been declared effective by the Commission, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered, the transfer agent shall reissue such shares of common stock via DWAC or free of the Legend. If the transfer agent fails to deliver the Shares on the Settlement Date, then the Company shall pay liquidated damages to the Purchaser in the amount of two percent (2%) of the purchase price of the Shares to be delivered on such Settlement Date.

          Section 7.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 7.1 has been or shall be placed on the share certificates representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VII.

          Section 7.3 Purchaser's Compliance. Nothing in this Article VII shall affect in any way the Purchaser's obligations under any agreement to comply with all applicable securities laws upon resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.

                                  ARTICLE VIII

                                   Termination

          Section 8.1 Termination by Mutual Consent. The term of this Agreement shall be the earlier of (i) fifteen (15) months from the date on which the Commission declares the Registration Statement effective (the "Investment Period") and (ii) the date that all of the Shares registered under the Registration Statement have been issued and sold. This Agreement may be terminated at any time by mutual consent of the parties.

          Section 8.2 Other Termination. The Purchaser may terminate this Agreement upon one (1) day's notice (v) if an event resulting in a Material Adverse Effect has occurred, (w) the Registration Statement is not declared effective within 150 days following the Filing Date, (x) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Investment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act, or (y) the Company shall at any time fail to comply with the requirements of Section 4.2, 4.3 or 4.4 hereof. This Agreement shall terminate immediately if (i) the Company breaches Section 4.7 hereof, (ii) a Material Change in Ownership shall occur or (iii) the Purchaser shall fail to comply with Section 3.2(h) (each, a "Terminating Event"); provided, however, that if a Terminating Event occurs during a Draw Down Pricing Period, this Agreement shall terminate on the final Settlement Date for such Draw Down Pricing Period.

          Section 8.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.9. Nothing in this Section 8.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE IX

                                 Indemnification

          Section 9.1 General Indemnity.

          (a) Indemnification by the Company. The Company shall indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorney's fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or the Prospectus relating to the shares being sold to the Purchaser, or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable under this Section 9.1(a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or such person through its bad faith or willful misconduct; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

          The Company shall reimburse the Purchaser and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or the controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company shall not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus.

          (b) Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all reasonable attorneys fees) to which the Company and any director or officer of the Company and each person, if any, who controls the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or (ii) the omission or alleged omission to state in the Registration Statement or any Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus, and the Purchaser shall reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

          Section 9.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under paragraph (a) or (b) of Section 9.1, the person shall notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party shall not relieve the indemnifying party from liability under paragraph (a) or (b) of Section 9.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party shall be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but shall not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party shall not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party shall pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Paragraph (a) or (b) or Section 9.1, shall cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party shall be liable for any settlement of any action effected without its prior written consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

     If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in paragraph (a) or (b) of Section 9.1, each indemnifying party shall, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

                                    ARTICLE X

                                  Miscellaneous

          Section 10.1 Fees and Expenses.

          (a) Except as set forth in Article IX, the Company shall pay (i) all reasonable fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses and reasonably itemized) incurred by the Purchaser up to $30,000 in connection with the preparation, negotiation, execution and delivery of this Agreement, and (ii) all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses.

          (b) If on the seven (7) month anniversary of the commencement of the Investment Period the Company has not requested Draw Down Amounts in an aggregate of $800,000, the Company shall, at its option, either (i) pay the Purchaser a fee equal to $50,000 in cash, or (ii) issue warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of 100% of the VWAP of the Common Stock on the date of the Closing. If the Company elects to issue warrants instead of cash, the Company shall register the shares of Common Stock issuable upon exercise of such warrants on the next registration statement the Company files with the Commission.

          Section 10.2 Specific Enforcement, Consent to Jurisdiction.

          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this
Section 10.2 shall affect or limit any right to serve process in any other manner permitted by law.

          Section 10.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

          Section 10.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:


If to the Company:          Globus Wireless, Ltd.
                            1955 Moss Court
                            Kelowna, British Columbia
                            Canada  V1Y 9L3
                            Tel. No.:  (250) 860-3130
                            Fax No.:  (250) 860-3110
                            Attention:  Nick Wizinsky, Chief Financial Officer

With copies to:             Sichenzia, Ross & Friedman LLP
                            135 West 50th Street, 20th Floor
                            New York, New York  10024
                            Tel. No.:  (212) 664-1200
                            Fax No.:  (212) 664-7329
                            Attention:  Gregory Sichenzia

If to the Purchaser:        Torneaux Fund Ltd.
                            c/o Fortis Fund Services (Bahamas) Limited
                            Montegue Sterling Centre
                            East Bay Street
                            P.O. Box SS-6238
                            Nassau, Bahamas
                            Tel. No.: (242) 394-2700
                            Fax No.: (242) 394-8348
                            Attention:  Karen Zyp

          Any party hereto may from time to time change its address for notices by giving at least ten (10) days prior written notice of such changed address to the other party hereto.

          Section 10.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          Section 10.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          Section 10.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior written consent of the Company, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

          Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

          Section 10.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder. Section 10.14 shall survive the termination of this Agreement.

          Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five (5) days of the execution and delivery hereof.

          Section 10.11 Publicity. Except as required by applicable law, the Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

          Section 10.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          Section 10.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          Section 10.14 Confidentiality. Purchaser agrees to maintain the confidentiality of all information about the Company received from any officer, employee or agent of the Company, until such time as that confidential information is released to the public generally other than as a result of any disclosure by Purchaser.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.






                                            GLOBUS WIRELESS, LTD.



                                            By:  /s/
                                               -----------------------------
                                                      Nick G. Wizinsky
                                                      Chief Financial Officer

                                            TORNEAUX FUND LTD.



                                            By:  /s/
                                               -----------------------------
                                                     Name:
                                                     Title:

                                EXHIBIT A TO THE
                         COMMON STOCK PURCHASE AGREEMENT
                               OPINION OF COUNSEL



     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company and each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

     2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Purchase Agreement and to issue and sell the Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). The execution, delivery and performance of the Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Purchase Agreement has been duly executed and delivered, and the Common Stock and the Warrants have been duly executed, issued and delivered by the Company and the Purchase Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Common Stock is not subject to preemptive rights under the Company's certificate of incorporation or bylaws.

     3. The Common Stock and the Warrants have been duly authorized and the Common Stock, when delivered against payment in full as provided in the Purchase Agreement, shall be validly issued, fully paid and nonassessable. The Warrants Shares have been duly authorized and reserved for issuance, and, when delivered upon exercise or against payment in full as provided in the Warrants, shall be validly issued, fully paid and nonassessable.

     4. The execution, delivery and performance of and compliance with the terms of the Purchase Agreement and the consummation by the Company of the transactions contemplated thereby do not (i) violate any provision of the Company's certificate of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) or

(with respect to any federal or state securities laws and regulations) clause
(iii) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

     5. There is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to our knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

     6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Purchase Agreement, or the offer, sale or issuance of the Common Stock and the Warrants or the consummation of any other transaction contemplated by the Purchase Agreement (other than any filings which may be required to be made by the Company with the Commission, or the OTC Bulletin Board or an Alternate Market subsequent to the Closing, and, any registration statement which may be filed pursuant to the Purchase Agreement).

     7. The offer, issuance and sale of the Common Stock and the Warrants pursuant to the Purchase Agreement, and the issuance of the Warrant Shares to the Purchaser, pursuant to the Purchase Agreement shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 4(2) and Regulation D promulgated thereunder.

     8. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing shall not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

     In connection with the issuance of shares of common stock of Globus Wireless, Ltd., (the "Company") pursuant to the Draw Dawn Notice, dated ___________ delivered by the Company to Torneaux Fund Ltd. (the "Purchaser") pursuant to Article VI of the Common Stock Purchase Agreement dated October 6, 2000, by and between the Company and the Purchaser (the "Agreement"), the undersigned hereby certifies as follows:

     1. The undersigned is the duly elected Chief Financial Officer of the Company.

     2. The representations and warranties of the Company set forth in Section
3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that speak as of a particular date.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Draw Down Exercise Date and the Settlement Date related to the Draw Down Notice and has complied in all material respects with all obligations and conditions contained in Section
5.3 of the Agreement.

     The terms used herein but not defined herein shall have the meanings specified in the Agreement.

     The undersigned has executed this Certificate this ________ day of _________, 20__.



                                            By:__/s/_________________________

                                            Name:     Nick G. Wizinsky
                                            Title:    Chief Financial Officer

                                    EXHIBIT C
                     TO THE COMMON STOCK PURCHASE AGREEMENT

                                     FORM OF
                                DRAW DOWN NOTICE

     Reference is made to the Common Stock Purchase Agreement dated as of October 6, 2000 (the "Purchase Agreement ") between Globus Wireless, Ltd., a Nevada corporation (the "Company") and Torneaux Fund Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

     In accordance with and pursuant to Section 6.1 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

         Draw Down Amount:___________________________________________

         Draw Down Pricing Period start date:________________________

         Draw Down Pricing Period end date:__________________________

         Settlement Date 1:__________________________________________

         Settlement Date 2:__________________________________________

         Threshold Price:           ___
                         --------------

         Minimum Threshold Price:      $2.00
                                 ----------------

     The Company hereby certifies that the conditions set forth in Section 5.3 of the Purchase Agreement have been satisfied as of the date hereof.

Dated:_________________________

                                            --------------------------------

                                            By:__/s/________________________
                                                Name:
                                                Title:

                                            Address:
                                            Facsimile No.:
                                            Wire Instructions:__________________
                                            Contact Name:
                                                         -----------------------

RECEIPT ACKNOWLEDGED:

TORNEAUX FUND LTD.

By:__/s/____________________________
        Name:
        Title:

                              DISCLOSURE SCHEDULES
                          RELATING TO THE COMMON STOCK
             PURCHASE AGREEMENT, DATED AS OF OCTOBER 6, 2000 BETWEEN
                            GLOBUS WIRELESS, LTD. AND
                               TORNEAUX FUND LTD.

     ALL SECTION AND SUBSECTION NUMBERS AND LETTERS RELATE AND COINCIDE TO SUCH NUMBERS AND LETTERS AS SET FORTH IN THE COMMON STOCK PURCHASE AGREEMENT (THE "AGREEMENT"). ANY TERMS REQUIRING DEFINITION HEREIN ARE DEFINED IN THE AGREEMENT.

     ALL REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT ARE MODIFIED IN THEIR ENTIRETY BY THESE DISCLOSURE SCHEDULES. THE DISCLOSURES CONTAINED IN THESE DISCLOSURE SCHEDULES SHALL BE READ IN THEIR ENTIRETY, AND ALL THE DISCLOSURES SHALL BE READ TOGETHER.



                                 SCHEDULE 3.1(c)

                       Authorized and Issued Capital Stock


Shares of Outstanding Stock:

         Common Stock, par value $.001 -    100,000,000 shares authorized
                                            12,697,621 shares issued and outstanding

         Preferred Stock, par value $.001-  20,000,000 shares authorized
                                            No shares issued and outstanding

Outstanding Stock Options/Warrants/Other:



                                  Position/           Number of      Exercise        Date          Date         Date Granted/
Name                              Capacity             Options        Price         Reserved     Allotted         Vested
----                              --------             -------        -----         --------     --------         ------
 Bernard D. Penner            President/CEO
                              Chairman                 50,000         $0.85         06/08/99      08/30/99        08/30/99
                                                       50,000         $0.85         06/08/99      08/30/99
                                                       50,000         $0.85         06/08/99      08/30/99
                                                       50,000         $0.85         06/08/99      08/30/99        03/29/00
                                                      200,000         $3.00         08/30/99      08/30/99

 A. Cary Tremblay            Vice President
                             Corp. Marketing           33,333         $0.85         06/08/99      08/30/99
                                                       33,333         $0.85         06/08/99      08/30/99         03/29/00
                                                       75,000         $3.00         08/30/99      08/30/99
                                                       75,000         $3.00         08/30/99      08/30/99
                                                       75,000         $3.00         08/30/99      08/30/99

Nick G. Wizinsky             C.O.O. & Secretary
                             Treasurer                 10,000         $1.60         02/02/00      03/29/00         03/29/00
                                                       30,000         $3.00         02/02/00      03/29/00
                                                       30,000         $5.00         02/02/00      03/29/00
                                                       30,000         $6.00         02/02/00      03/29/00

                            GM Celltech
Shawn McMillen              Research Inc.              50,000         $1.60         08/05/99      08/30/99         09/02/00
                                                       50,000         $1.40         02/02/00      03/29/00
                                                       50,000         $3.00         02/02/00      03/29/00
                                                       50,000         $5.00         02/02/00      03/29/00





                                Position/            Number of       Exercise        Date          Date        Date Granted/
Name                            Capacity              Options         Price        Reserved      Allotted          Vested
----                            --------              -------         -----        --------      --------          ------
                            Vice President
Gord Walsh                  Sales Wireless             20,000         $4.00         03/29/00      03/29/00         04/17/00
                            Devices
                                                       10,000         $5.00         03/29/00      03/29/00
                                                       10,000         $6.00         03/29/00      03/29/00
                                                       10,000           TBA         03/29/00      03/29/00
                                                       10,000           TBA         03/29/00      03/29/00
                                                       10,000           TBA         03/29/00      03/29/00
                                                       10,000           TBA         03/29/00      03/29/00
                                                       10,000           TBA         03/29/00      03/29/00
                                                       20,000           TBA         03/29/00      03/29/00

Lynda Newitt                Investor Relations          6,500          $1.327       12/22/99      03/08/00         03/08/00

Kari Armstrong              Marketing Admin             7,500          $1.327       12/22/99      03/08/00         03/08/00

Pat d'Easum                 Exec. Asst.                 6,000          $1.327       12/22/99      03/08/00         03/08/00

Kerry McIntrye              Inventory Manager           2,000          $1.327       12/22/99      03/08/00         03/08/00

Marleen Knoblick            Secretary                   1,000          $1.327       12/22/99      03/08/00         03/08/00

Ben Hewson                  Controller                  7,500            4.00         7/8/00        7/8/00         08/16/00
                                                        7,500            5.50         7/8/00        7/8/00
                                                       10,000          85%mkt         7/8/00        7/8/00
                                                       10,000          85%mkt         7/8/00        7/8/00

Employees                   Various                   500,000          1.8598        8/17/00       8/17/00
                                                                       (85%)

Jerome Cwiertnia            Director                   24,000          1.8598        8/17/00       8/17/00         08/17/00
                                                       36,000          1.8598        8/17/00       8/17/00         08/17/00

Anthony Dyck                Director                   24,000          1.8598        8/17/00       8/17/00         08/17/00
                                                       36,000          1.8598        8/17/00       8/17/00         08/17/00

Hans Schroth                Director                   24,000          1.8598        8/17/00       8/17/00         08/17/00
                                                       36,000          1.8598        8/17/00       8/17/00         08/17/00
WARRANTS:

Coleman
Securities                  Investment Banker          30,000            4.00        9/12/00       9/12/00
                                                       30,000            5.00        9/12/00       9/12/00





                              Position/              Number of          Exercise      Date          Date       Date Granted/
Name                          Capacity                Options            Price      Reserved      Allotted        Vested
----                          --------                -------           ------      --------      --------        ------

Philip C. Puccio, Sr.     Investment Banker            17,500            4.00        9/12/00       9/12/00
                                                       17,500            5.00        9/12/00       9/12/00

Christopher P. Moore      Investment Banker            17,500            4.00        9/12/00       9/12/00
                                                       17,500            5.00        9/12/00       9/12/00

Sichenzia, Ross &         Legal Counsel                30,000
Friedman LLP


Notes:
-----

     1. All options above without confirmed grant/vest date are subject to the achievement of certain performance criteria.

     2.   Up to 60,000 stock options reserved for Gord Walsh, Vice President
          Marketing & Sales Wireless Devices, will have their exercise price determined by the following formula: 85% of Fair Market Value of 10 day closing average price from the date certain sales milestone(s) achieved.


                                 SCHEDULE 3.1(g)

                                  Subsidiaries


                                    State of Incorporation
Subsidiary                             or Organization              Ownership
----------                             ---------------              ---------

Celltech Research, Inc.             British Columbia, Canada       wholly-owned

Globus Wireless Canada, Ltd.        British Columbia, Canada       wholly-owned

                                 SCHEDULE 3.1(w)

                               Employment Matters


                                      None